Exhibit 99.2

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Fourth Quarter		Years Ended December 31,
	2024	2023	2024	2023
	(in millions, except per share amounts)
Railway operating revenues
Merchandise	$1,842	$1,849	$7,470	$7,353
Intermodal	792	794	3,042	3,090
Coal	390	430	1,611	1,713

Total railway operating revenues	3,024	3,073	12,123	12,156

Railway operating expenses
Compensation and benefits	697	721	2,823	2,819
Purchased services and rents	507	551	2,048	2,070
Fuel	230	303	987	1,170
Depreciation	342	330	1,353	1,298
Materials and other	133	210	333	832
Restructuring and other charges	27	—	183	—
Eastern Ohio incident	(43)	150	325	1,116

Total railway operating expenses	1,893	2,265	8,052	9,305

Income from railway operations	1,131	808	4,071	2,851
Other income (expense) – net	(4)	38	65	191
Interest expense on debt	199	195	807	722

Income before income taxes	928	651	3,329	2,320
Income taxes	195	124	707	493

Net income	$733	$527	$2,622	$1,827

Earnings per share – diluted	$3.23	$2.32	$11.57	$8.02
Weighted average shares outstanding – diluted	226.7	226.3	226.4	227.4

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	At December 31,
	2024	2023
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$1,641	$1,568
Accounts receivable – net	1,069	1,147
Materials and supplies	277	264
Other current assets	201	292

Total current assets	3,188	3,271
Investments	3,370	3,839
Properties less accumulated depreciation of $13,957 and $13,265, respectively	35,831	33,326
Other assets	1,293	1,216

Total assets	$43,682	$41,652

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,704	$1,638
Income and other taxes	337	262
Other current liabilities	949	728
Current maturities of long-term debt	555	4

Total current liabilities	3,545	2,632
Long-term debt	16,651	17,175
Other liabilities	1,760	1,839
Deferred income taxes	7,420	7,225

Total liabilities	29,376	28,871
Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 226,320,894 and 225,681,254 shares, respectively, net of treasury shares	228	227
Additional paid-in capital	2,247	2,179
Accumulated other comprehensive loss	(262)	(320)
Retained income	12,093	10,695

Total stockholders’ equity	14,306	12,781

Total liabilities and stockholders’ equity	$43,682	$41,652

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended December 31,
	2024	2023
	($ in millions)
Cash flows from operating activities
Net income	$2,622	$1,827
Reconciliation of net income to net cash provided by operating activities:
Depreciation	1,353	1,298
Deferred income taxes	176	(49)
Gains and losses on properties	(490)	(49)
Changes in assets and liabilities affecting operations:
Accounts receivable	85	(2)
Materials and supplies	(13)	(11)
Other current assets	5	(54)
Current liabilities other than debt	548	435
Other – net	(234)	(216)

Net cash provided by operating activities	4,052	3,179
Cash flows from investing activities
Property additions	(2,381)	(2,327)
Acquisition of assets of CSR	(1,643)	(22)
Property sales and other transactions	558	86
Investment purchases	(319)	(124)
Investment sales and other transactions	1,005	205

Net cash used in investing activities	(2,780)	(2,182)
Cash flows from financing activities
Dividends	(1,221)	(1,225)
Common stock transactions	26	3
Purchase and retirement of common stock	—	(622)
Proceeds from borrowings	1,051	3,293
Debt repayments	(1,055)	(1,334)

Net cash provided by (used in) financing activities	(1,199)	115

Net increase in cash and cash equivalents	73	1,112
Cash and cash equivalents
At beginning of year	1,568	456

At end of year	$1,641	$1,568

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest (net of amounts capitalized)	$764	$653
Income taxes (net of refunds)	305	681

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1. Sales of Railway Lines

During 2024, we completed sales of railway lines in the states of Virginia and North Carolina resulting in gains of $433 million on operating property transactions included in “Materials and other” expense, of which $53 million was recognized in the fourth quarter. The gains from these transactions are reflected in “Gains and losses on properties” and cash proceeds of $389 million are included in “Property sales and other transactions” on the Consolidated Statement of Cash Flows.

2. Restructuring and Other Charges

During 2024, we recognized $183 million for restructuring and other charges, of which $27 million was recognized in the fourth quarter. This includes $104 million of costs associated with our voluntary and involuntary separation programs that reduced our management workforce and costs associated with the appointment of our chief operating officer, and $79 million of expenses related to ceasing development of certain technology projects that had not been placed into service and recognizing certain equipment at its net realizable value in advance of the planned disposition of that asset class. Additionally, “Other income – net” for 2024 includes a $20 million curtailment gain on our other postretirement benefit plan resulting from the restructuring.

3. Eastern Ohio Incident

On February 3, 2023, a train operated by us derailed in East Palestine, Ohio (the Incident). We recognized expenses of $325 million and $1.1 billion during 2024 and 2023, respectively, for costs related to the Incident. Insurance recoveries exceeded expenses by $43 million in the fourth quarter of 2024 compared to expenses of $150 million in the fourth quarter of 2023. The total expense recognized includes the impact of $650 million and $101 million in insurance recoveries during 2024 and 2023, respectively, of which $98 million and $76 million were recognized in the fourth quarters of 2024 and 2023, respectively. Any additional amounts recoverable under our insurance policies or from third parties will be reflected in future periods when recovery is considered probable. No amounts have been recorded related to potential third-party recoveries, which may reduce amounts payable by our insurers under applicable insurance coverage.

4. Shareholder Advisory Costs

“Other income – net” includes costs associated with shareholder advisory matters, which amounted to $59 million in 2024, of which $8 million was recognized in the fourth quarter.

5. Deferred Income Taxes

During 2024, we recorded a $27 million reduction to deferred income taxes, the result of a subsidiary restructuring that reduced our estimated deferred state income tax rate.

6. Stock Repurchase Program

We did not repurchase shares of common stock under our stock repurchase program in 2024, while we repurchased and retired 2.8 million shares of common stock at a cost of $627 million in 2023, inclusive of excise taxes.